UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MarineMax, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MARINEMAX, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 25, 2021

An Annual Meeting of Shareholders of MarineMax, Inc., a Florida corporation, will be held at 8:00 a.m., local time, on Thursday, February 25, 2021, at our principal executive offices located at 2600 McCormick Drive, Suite 200, Clearwater, Florida 33759 for the following purposes:

1.	To elect three directors, each to serve for a three-year term expiring in 2024.
2.	To approve (on an advisory basis) our executive compensation (“say-on-pay”).
3.	To ratify the appointment of KPMG LLP (“KPMG”), an independent registered public accounting firm, as the independent auditor of our Company for the fiscal year ending September 30, 2021.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The above items are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on December 21, 2020, are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting and vote in person.  To ensure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card.  You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael H. McLamb

Secretary

Clearwater, Florida

December 30, 2020

MARINEMAX, INC.

2600 McCormick Drive, Suite 200

Clearwater, Florida 33759

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of MarineMax, Inc., a Florida corporation (except where the context otherwise requires, references in this proxy to “MarineMax,” “Company,” “we,” “our” or “us” means MarineMax, Inc. together with its subsidiaries), by our Board of Directors for use at our Annual Meeting of Shareholders to be held at 8:00 a.m. on Thursday, February 25, 2021, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice.  The meeting will be held at our principal executive offices located at 2600 McCormick Drive, Suite 200, Clearwater, Florida 33759.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2020 Annual Report.  The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2020 Annual Report, and a form of proxy card.  We believe this process will allow us to provide our shareholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about December 30, 2020 to all shareholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Shareholders of record at the close of business on December 21, 2020 (the “Record Date”) are entitled to notice of and to vote at the meeting.  On the Record Date, there were issued and outstanding 22,122,170 shares of our common stock.  Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, at the close of business on December 21, 2020, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record.  As a shareholder of record, you may vote in person at the meeting.  Alternatively, you may vote over the Internet as described above.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted.  Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, at the close of business on December 21, 2020, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the shareholder of record for purposes of voting at the meeting.  As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account.  You should have received voting instructions with these proxy materials from that organization rather than from us.  You should follow the instructions provided by that organization to submit your vote.  You are also invited to attend the meeting in person.  However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting.

Required Votes

For the election of the three director nominees for three-year terms expiring in 2024, our Bylaws provide that a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which: (1) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements set forth in our Bylaws; or (2) the number of nominees otherwise exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee other than by voting for another nominee.

While the say-on-pay vote is non-binding, our Board will consider the input of shareholders based on a majority of votes cast for the say-on-pay proposal.

For the votes to ratify the appointment of KPMG as the independent auditor of our Company for the fiscal year ending September 30, 2021, the affirmative vote of the holders of a majority of the votes cast is required (please see below under “Broker Non-Votes and Abstentions” for further discussion).

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting who will determine whether a quorum is present.  The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.  If no specification is indicated, the shares will be voted: (1) “for” the election of each of the nominees for director set forth in this proxy statement; (2) “for” the say-on-pay vote; (3) “for” the proposal to ratify the appointment of KPMG, an independent registered public accounting firm, as the independent auditor of our Company for the fiscal year ending September 30, 2021; and (4) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members.  Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of KPMG as the independent auditor of our Company for the fiscal year ending September 30, 2021.  If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether a quorum is present and are considered entitled to vote on the “routine” proposals.  However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner.  These non-voted shares are referred to as “broker non-votes” when the broker, bank, or other nominee has voted on other non-routine matters with authorization or voted on routine matters.  These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal.  For your vote to be counted in the above, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our Bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.  Because, under our Bylaws, abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, or the proposal to ratify the appointment of KPMG as the independent auditor of our Company for the fiscal year ending September 30, 2021, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our Corporate Governance Guidelines, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors.  Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the shareholder vote.  We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any shareholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.  Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.  The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Solicitation

We will bear the cost of this solicitation.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners.  Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2020 Annual Report on Form 10-K, which was made available to shareholders with or preceding this proxy statement, contains financial and other information about our Company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “soliciting material” or “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.MarineMax.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal shareholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.

We will provide, without charge, a printed copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 as filed with the SEC to each shareholder of record as of the Record Date that requests a copy in writing.  Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits.  Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Articles of Incorporation and Bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Currently, the number of directors is fixed at ten and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated William H. McGill Jr., Charles R. Oglesby, and Rebecca White for election as Class II directors for three-year terms expiring in 2024 or until their respective successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Mr. McGill, Mr. Oglesby, and Ms. White are currently directors of our Company.  In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy.  It is not expected that any of this year’s nominees will be unable or will decline to serve as directors.

The following table sets forth certain information regarding our directors.

Name	Age	Position
William H. McGill Jr.	77	Executive Chairman of the Board, and Director
William Brett McGill	52	Chief Executive Officer, President and Director
Michael H. McLamb	55	Executive Vice President, Chief Financial Officer, Secretary, and Director
Clint Moore	73	Director (1)(2)(4)
George E. Borst	72	Director (1)(2)
Hilliard M. Eure III	84	Director (2)(3)
Evelyn V. Follit	74	Director (2)(3)
Charles R. Oglesby	73	Director (1)(3)
Joseph A. Watters	79	Director (1)(3)
Rebecca White	63	Director (1)(3)

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of Nominating/Corporate Governance Committee.
(4)	Lead Independent Director.

William H. McGill Jr. has served as the Executive Chairman of the Board since October 2018 and as a director of our Company since March 1998. Mr. McGill served as the Chief Executive Officer of our Company from January 1998 until October 2018. Mr. McGill served as President of our Company from January 1998 until September 2000 and re-assumed that position from July 2002 to October 2017.  Mr. McGill was the principal owner and president of Gulfwind USA, Inc., one of our operating subsidiaries, from 1973 until its merger with our Company in March 1998. In December 2016, Mr. McGill joined the Board of Directors of Joi Scientific, Inc., an energy company with which we have a licensing agreement.  Mr. McGill received a BS in Mechanical engineering from the University of Dayton in 1965 and worked for Pratt and Whitney Aircraft, Northrop Nortronics, and Colgate Palmolive prior to Gulfwind Marine.  We believe Mr. McGill’s service for more than 20 years as the Chief Executive Officer of our Company; his intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our Company; and his understanding of our culture, personnel, and strategies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

William Brett McGill has served as Chief Executive Officer since October 2018, as President since October 2017, and as a director since February 21, 2019. Mr. W. Brett McGill served as President and Chief Operating Officer of our Company from October 2017 to October 2018. Mr. W. Brett McGill served as Executive Vice President and Chief Operating Officer of our Company from October 2016 to October 2017, Executive Vice President of Operations from October 2015 to September 2016, as Vice President of West Operations from May 2012 to September 2015, and was appointed as an executive officer by our Board of Directors in November 2012.  Mr. W. Brett McGill served as one of the Company’s Regional Presidents from March 2006 to May 2012, as Vice President of Information Technology, Service and Parts from October 2004 to March 2006, and as Director of Information Services from March 1998 to October 2004. Prior to joining MarineMax in 1996, Mr. W. Brett McGill began his professional career with a software development firm, Integrated Dealer Systems. We believe Mr. W. Brett McGill’s service for more than 20 years with our Company in various roles; his intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our Company; and his understanding of our culture, personnel, and strategies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. We also believe that it is customary for the Chief Executive Officer of a Company to be on its Board of Directors. W. Brett McGill is the son of William H. McGill, Jr.

Michael H. McLamb has served as Executive Vice President of our Company since October 2002, as Chief Financial Officer since January 1998, as Secretary since April 1998, and as a director since November 2003.  Mr. McLamb served as Vice President and Treasurer of our Company from January 1998 until October 2002.  Mr. McLamb, a certified public accountant, was employed by Arthur Andersen LLP from December 1987 to December 1997, serving most recently as a senior manager.  We believe Mr. McLamb’s long service as our Chief Financial Officer for more than 20 years, his knowledge of the financial and operational aspects of our business, and his experience in public accounting provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Clint Moore has served as a director of our Company since December 2014 and has served as the lead independent director since 2018. Mr. Moore served as President of Volvo Penta of the Americas, a supplier of engines and complete power systems for marine and industrial applications, from 1996 to 2012. His prior roles also include serving as President of the Bassett Boat Company of Florida from 1994 to 1996 and Glastron Boat Company and Larson Boat Company, both divisions of Genmar Corporation at the time, from 1989 to 1994. Mr. Moore began his career in the marine industry with Mercury Marine in 1974, where he ultimately served as Vice President of Sales, Marketing, and Service for all of North America. We believe that his senior management positions with leading companies in the marine industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. Moore qualifies as an audit committee financial expert.

George E. Borst has served as a director of our Company since May 2016.  Mr. Borst served as President and Chief Executive Officer of the Americas Region of Toyota Financial Services from 2002 until 2013.  He was responsible for all operational and financial activities in North and South America. Mr. Borst started his career with Toyota in 1985, serving in numerous roles within Toyota including marketing, product planning and strategy and was General Manager and Group Vice President of the Lexus Division, before he assumed the role of President and Chief Executive Officer of Toyota Financial Services in 2002.  He currently serves on the Board of Trustees for PIMCO Funds and as Executive Advisor to the global management consulting firm of McKinsey & Company. We believe Mr. Borst’s senior management positions with successful organizations and broad business experiences make him well-qualified to serve on our Board of Directors.  Mr. Borst qualifies as an audit committee financial expert.

Hilliard M. Eure III has served as a director of our Company since December 2004 and served as the lead independent director from 2011 to 2018.  Mr. Eure was Managing Partner of the Tampa Bay office of KPMG (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until 1993.  From July 1968 until June 1977, he served as an Audit Partner in the Greensboro, North Carolina and Atlanta offices of KPMG.  From 1993 until 2003, he was a consultant for several companies, including serving as President of a beverage retailing company. Mr. Eure previously served as a director of WCI Communities, Inc., a homebuilder whose stock was listed on the New York Stock Exchange.  We believe Mr. Eure’s long career in public accounting, his financial, business, and accounting expertise, and his service as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.  Mr. Eure qualifies as an audit committee financial expert.

Evelyn V. Follit has served as a director of our Company since September 2015.  Ms. Follit has been the President of Follit Associates, a corporate technology and executive assessment consulting firm since 2005.  From 1997 to 2005, she was an executive of RadioShack Corporation, a consumer electronics retail company, where she held the positions of Senior Vice President, Chief Information Officer, and Chief Organizational Enabling Services Officer. Ms. Follit has over 20 years in leadership positions with major corporations including IBM and Dun & Bradstreet, in the areas of information technology, human resources and operations management. We believe Ms. Follit’s senior management positions and wealth of experience in information technology and human resources make her well-qualified to serve on our Board of Directors. Ms. Follit qualifies as an audit committee financial expert.

Charles R. Oglesby has served as a director of our Company since June 2012.  Mr. Oglesby served as President and Chief Executive Officer of Asbury Automotive Group, Inc. from March 2007 until February 2011 and as Executive Chairman from February 2011 until July 2011.  Mr. Oglesby joined Asbury in February 2002 as President of North Point Automotive Group in Little Rock, Arkansas and in 2004 assumed the additional responsibility of Nalley Automotive Group. Prior to joining North Point, he was President of the San Francisco-based First America

Automotive, a 36-dealership group. Asbury Automotive Group is one of the largest automobile retailers in the United States.  We believe that Mr. Oglesby’s executive leadership positions and wealth of experience and expertise in growing a business model with strong similarities to our Company provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Joseph A. Watters has served as a director of our Company since October 2005.  Mr. Watters is a private investor.  Mr. Watters served as the Chairman of Oceania Cruises, a cruise line, from January 2003 to December 2007.  Mr. Watters served as President and Chief Operating Officer of Crystal Cruises from 1994 to 2001.  While at Crystal Cruises, Mr. Watters was a member of the International Council of Cruise Lines’ executive committee from 1999 to 2001 and Board of Directors from 1994 to 2001.  He was also a member of the Cruise Line International Association’s executive committee from 1995 to 1996 and management committee from 1994 to 2001.  Prior to Crystal Cruises, Mr. Watters served as President and Owner of The Watters Group, President of Royal Viking Line from 1985 to 1989, and President of Princess Cruises from 1981 to 1985.  Mr. Watters began his cruise line career with Princess Cruises in 1977.  We believe that Mr. Watters’ senior management positions with leading companies in the cruise industry, his experience as an investor, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Rebecca White has served as a director of our Company since May 2018.  Ms. White currently serves as Walter Chair of Entrepreneurship, Professor of Entrepreneurship and Director of the John P. Lowth Entrepreneurship Center at the University of Tampa where she led the development of a top 20 nationally ranked entrepreneurship program. Prior to the University of Tampa, Ms. White taught at Northern Kentucky University from 1994 to 2009 and built a top 25 nationally ranked entrepreneurship program. She received a MBA and a Ph.D. from Virginia Tech. Her primary research and teaching interests are in opportunity recognition and developing an entrepreneurial mindset. She has served on a number of company, non-profit and industry association boards over the past 15 years and is an active member of the National Association of Corporate Directors and Women Corporate Directors. Ms. White has more than 25 years of experience in education, training, coaching and mentoring. We believe that Ms. White’s experience mentoring and helping business leaders achieve their strategic goals make her well qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE CLASS I NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Eure, Moore, Oglesby, Watters, Borst, Ms. Follit, and Ms. White, are independent directors, as “independence” is defined by the listing standards of the New York Stock Exchange, because they have no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us).  Messrs. W. Brett McGill, William H. McGill, and McLamb are employee directors and accordingly, are not independent.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term.  At each annual meeting of shareholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. McGill, Mr. Oglesby, and Ms. White are Class II directors whose terms will expire at the meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2024.

Messrs. Eure, Watters, and Borst are Class III directors whose terms will expire in 2022. Ms. Follit, Mr. W. Brett McGill, Mr. McLamb, and Mr. Moore are Class I directors whose terms will expire in 2023.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating/Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors.  Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers.  We post on our website, at www.MarineMax.com, the charters of our Audit, Compensation, and Nominating/Corporate Governance Committees;

our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or New York Stock Exchange regulations.  These documents are also available in print to any shareholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which non-employee directors, meet without the presence or participation of management, with at least one of such sessions each year including only independent directors.  The Lead Independent Director chairs the executive sessions.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee, each consisting entirely of independent directors.

The Audit Committee

The purpose of the Audit Committee is to assist the oversight of our Board of Directors of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our Company’s independent auditor and internal audit function.  The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting process and audits of the financial statements of our Company.  The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Eure, Moore, Borst, and Ms. Follit, each an independent director of our Company under the New York Stock Exchange rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.  Mr. Eure serves as the Chairman of the Audit Committee.  The Board of Directors has determined that Messrs. Eure, Moore, Borst, and Ms. Follit (whose backgrounds are detailed above) each qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee

The purpose and responsibilities of the Compensation Committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the compensation level of our Chief Executive Officer based on this evaluation.  The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers, and considers the grant of stock-based awards to our executive officers under our 2011 Stock-Based Compensation Plan.  The Compensation Committee currently consists of Messrs. Moore, Oglesby, Borst, Watters, and Ms. White with Mr. Moore serving as Chairman.

The Nominating/Corporate Governance Committee

The purpose and responsibilities of the Nominating/Corporate Governance Committee include the identification of individuals qualified to become Board members, the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our Company, the oversight of the selection and composition of committees of the Board of Directors, and the oversight of the evaluations of the Board of Directors and management.  The Nominating/Corporate Governance Committee currently consists of Messrs. Eure, Oglesby, Watters, Ms. Follit, and Ms. White with Mr. Watters serving as Chairman. The Nominating/Corporate Governance Committee will consider director nominees suggested by Committee members and other Board members, as well as management.  Also, the Committee may, at its discretion, retain a third-party executive search firm to identify potential nominees. In addition, the Nominating/Corporate Governance Committee will consider persons recommended by shareholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner consistent with our Bylaws and addressed and delivered to our Company’s Secretary at the address listed herein.

The Nominating/Corporate Governance Committee regularly reviews the composition of the Board, including the qualifications, expertise and characteristics that are represented in the current Board as well as the criteria it considers needed to support MarineMax’s long-term strategy. After an in-depth review of the candidates, the Nominating/Corporate Governance Committee recommends candidates to the Board in accordance with its Articles of Incorporation and Bylaws, our Corporate Governance Guidelines and the criteria adopted by the Board regarding director candidate qualifications. After careful review and consideration, the Board will nominate candidates for election, or re-election, at our annual meeting of shareholders. The Board may appoint a director to the Board during the course of the year to serve until the next meeting of shareholders.

The Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by shareholders, based on numerous factors it considers appropriate. The identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the Board from time to time. As a result, there is no specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our Articles of Incorporation, Bylaws, Corporate Governance Guidelines and charters of the Board’s committees. However, the Nominating/Corporate Governance Committee and the Board have identified certain skills and qualifications as important criteria for membership on the Board, some of which include:

•	strength of character;
•	mature judgment and integrity;
•	career specialization;
•	leadership experience as a chief executive officer, senior executive or leader of a significant business operation or function;
•	relevant technical skills;
•	diversity;
•	absence of potential conflicts with our interests;
•	the extent to which the nominee would fill a present need on our Board; and
•	career experiences.

As discussed above, the members of the Nominating/Corporate Governance Committee are independent, as that term is defined by the listing standards of the New York Stock Exchange.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company.   This determination is based on the following factors intended to encourage our employees, including our executive officers, to not take unreasonable risks:

•

For cash incentive compensation, a broad array of performance metrics are used, including a mixture of consolidated and business-specific goals, as well as certain operational and financial metrics, with no single factor receiving an excessive weighting.

•

Relationships between performance metrics and the corresponding compensation payouts are intended to mitigate risk by avoiding significant changes in compensation payouts based on relatively small changes in the related performance.

•

A mix of performance-based cash awards and equity-based awards is intended to avoid having a relatively high percentage of compensation tied to one element. We believe that equity-based awards should reduce risky behavior because these awards are designed to retain employees and are earned over relatively long measurement periods, thereby discouraging risky behavior.

•	A mix of short-term and long-term compensation creates varied time periods for compensation purposes.

•	A reasonable degree of difficulty is set for performance targets for the cash incentive compensation, but not so difficult so as to encourage unreasonable risk taking.
•

Minimum stock ownership guidelines for our directors and executive officers to, among other things, encourage them to act in a more risk-averse manner to avoid a significant decrease in their net worth.

•

Our Compensation Committee and Board of Directors oversee our compensation programs. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of our shareholders.

•	Advice is solicited from outside advisors who are knowledgeable regarding structuring various compensation policies and their associated risks.
•

Any equity grant, any compensation award or any past or future compensation, other than base salary, paid to any officer is subject to “clawback” recovery in the event of a material restatement of our financial statements resulting from the fraudulent actions of any officer.

Board’s Role in Risk Oversight

Risk is inherent in every business.  As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, health, cybersecurity, and competitive risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts.  While particular behaviors can avoid or mitigate certain risks, some risks are unavoidable as a practical matter.  The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid or mitigate such a minor potential adverse impact may not be prudent.  In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.  We engage in numerous activities seeking to align our voluntary risk-taking with Company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.  Our management is responsible for the day-to-day management of the risks we face.  Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk.  Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, health, cybersecurity, and competitive risks.  Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks.  Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our Company and the audit of the financial statements of our Company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor.  The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to ensure that it is reasonably unlikely that our compensation policies and practices would have a material adverse effect on our Company.  Our Nominating/Corporate Governance Committee oversees governance related risks, such as Board independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors.  We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our Company.  We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities.  Nominees are not to be discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability, or any other basis prohibited by law.  The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held or currently hold high-level positions in business or professional service firms and have experience in dealing with complex issues.  We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our Company.  In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our Company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our Company at any point in time.  Our Corporate Governance Guidelines support flexibility in the structure of the Board by not requiring the separation of the roles of Executive Chairman of the Board and Chief Executive Officer.

The Board regularly considers the appropriate leadership structure for the Company and has concluded that, at this time, the Company and its shareholders are best served by separating the positions of Chief Executive Officer and Executive Chairman of the Board. In October 2018, the Board elected Mr. William H. McGill as Executive Chairman of the Board.  The Board believes that separating the duties of Executive Chairman of the Board from the Chief Executive Officer improves the Board’s oversight of management and allows the Chief Executive Officer to focus on managing the Company’s business, while allowing the Executive Chairman to focus on more effectively leading the Board and supporting the initiatives of the Company and management.  We believe that Mr. William H. McGill, our former Chief Executive Officer for over twenty years, is uniquely qualified to serve as Executive Chairman of the Board of Directors. The extensive knowledge of the Executive Chairman of the Board regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation.

We believe that we have effective and active oversight by experienced independent directors and independent committee chairs, and the independent directors meet together in executive session at virtually every Board meeting.  We also have established a position of Lead Independent Director who performs many of the duties that would be performed by an independent Board chair.  We currently select, on an annual basis, one of our independent directors to serve as Lead Independent Director for the year.  Mr. Moore currently serves as our Lead Independent Director and he has extensive business experience which benefits him, as well as the Company, in this role.

The Executive Chairman of the Board provides guidance to the Board; facilitates an appropriate schedule for Board meetings; sets the agenda for Board meetings; presides over meetings of the Board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the Board to effectively and responsibly perform its duties.

The Chief Executive Officer is responsible for the day-to-day leadership of our Company and setting our Company’s strategic direction.

The Lead Independent Director’s duties include presiding over executive sessions of our independent directors; serving as a liaison between the non-employee directors, the Chief Executive Officer and the Executive Chairman of the Board; chairing meetings of the Board of Directors in the absence of the Executive Chairman of the Board; reviewing the agenda for each meeting of the Board of Directors; consulting with the Executive Chairman of the Board and the Chief Executive Officer on matters relating to corporate governance and the performance of the Board of Directors; and facilitating teamwork and communication between the non-employee directors and management.

Social & Environmental Responsibility

Our Board of Directors is committed to social and environmental responsibility. We strive to conduct our business in an ethical and socially responsible way, and are sensitive to the needs of the environment, our customers, our shareholders, our employees and our communities. We seek out, to the extent financially feasible, manufacturers committed to high levels of sustainability, environmental stewardship, and low-emissions. Further, we pride ourselves in supporting our local communities both on and off the water, which includes supporting Habitat for Humanity housing projects and supporting the ocean cleanup company 4ocean and its mission to end the world’s oceanic plastic pollution crisis. These commitments from our Board of Directors and Officers are included in our Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. Our Human Rights Policy and Environmental policy can be found on the Investor Relations section of our website at www.MarineMax.com under Governance Documents. These policies are reviewed by our Board of Directors on an annual basis or more frequently as needed.

Director and Officer Hedging and Pledging

We have a policy prohibiting all employees, officers, and directors from purchasing financial instruments (including prepaid forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset decreases in the market value of compensatory awards of our equity securities directly or indirectly held by them. Additionally, we have a policy prohibiting directors and officers from pledging of shares.

Director and Officer Stock Ownership Guidelines

Our Board of Directors believes that the alignment of directors’ and executive officers’ interests with those of our shareholders is strengthened when Board members and executive officers are also shareholders.  Therefore, our Board of Directors has adopted minimum stock ownership guidelines under which directors and executive officers are expected to acquire shares of our Company’s common stock with a value at least equal to a multiple of one to five times the annual retainer paid for serving on the Board (if a director) or the base salary (if an executive officer). The directors and executive officers are expected to satisfy at least the minimum guidelines beginning on the later of five years following: (i) the date the guidelines were adopted (September 27, 2017) or (ii) the date the individual becomes a director or executive officer, as applicable.  This program is designed to ensure that directors and executive officers acquire a meaningful ownership interest in our Company during their tenure with the Company.  All of our directors and executive officers are expected to be in compliance with these minimum guidelines within the time period described above.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2020, our Compensation Committee consisted of Messrs. Moore, Oglesby, Borst, Watters, and Ms. White.  None of these individuals had any contractual or other relationships with us during their terms as directors during the fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended September 30, 2020. No director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.

During the fiscal year ended September 30, 2020, the Audit Committee held nine meetings; the Compensation Committee held five meetings; and the Nominating/Corporate Governance Committee held four meetings.

Annual Meeting Attendance

We encourage our directors to attend each annual meeting of shareholders.  To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board of Directors on the same day as our annual meeting of shareholders.  All of our directors attended our annual meeting of shareholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Directors of MarineMax, Inc. at the address listed herein c/o any specified individual director or directors.  Any such letters are forwarded to the relevant directors.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) section describes the compensation program for the 2020 Named Executive Officers (“NEOs”) in the context of our executive compensation philosophy. The NEOs for 2020 included:

Name	Title
William H. McGill Jr.	Executive Chairman of the Board
W. Brett McGill	Chief Executive Officer and President
Michael H. McLamb	Executive Vice President, Chief Financial Officer, and Secretary
Charles A. Cashman	Executive Vice President and Chief Revenue Officer
Anthony E. Cassella, Jr.	Vice President and Chief Accounting Officer

Executive Compensation Highlights

Our executive compensation program is designed to align the compensation outcomes of our executives with our corporate performance and shareholder outcomes. In line with our philosophy, the majority of the compensation for our NEOs is variable incentive compensation that fluctuates based on company performance.

For 2020, our cash incentive compensation was based on pre-established quarterly and/or full fiscal year goals related to pretax income, aged inventory, and net promoter score (customer rating). Based on our performance in 2020, the achieved performance (as % of target) for the cash incentive was:

Metric (weighting)	Q1	Q2	Q3	Q4	Full Fiscal Year
Pretax Income (50%)	200%	77%	200%	Not Applicable	200%
Aged Inventory (30%)	88%	165%	0%	0%	Not Applicable
Net Promoter Score (20%)	200%	200%	200%	200%	Not Applicable

Overview and Compensation Philosophy

Our Board of Directors has appointed a Compensation Committee, consisting solely of independent members of the Board of Directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine or recommend to the Board of Directors the compensation of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals as they exist from time to time.

Our compensation program for executive officers consists primarily of a combination of base salaries, cash incentive bonuses, cash discretionary bonuses, and long-term incentives in the form of stock-based awards, which may include time-based or performance-based stock options, shares of restricted common stock, restricted stock units, or time-based or performance-based RSUs. Executives also participate in various other benefit plans, including medical and retirement plans that generally are available to all of our employees. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation.

Our philosophy is to pay competitive base salaries to executives at levels that help us to attract, motivate, and retain highly qualified executives. Our executive base salaries are generally at or below those of our peer companies taking into account the possibility of the receipt by our executives of cash performance-based incentive bonuses. Cash incentive bonuses are designed to reward individuals based on our Company’s financial results as well as the achievement of personal and corporate objectives designed to contribute to our long-term success in building shareholder value.  Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our shareholders in general benefit from stock price appreciation.  Grants of stock-based awards also are intended to align compensation with the price performance of our common stock.  Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based compensation philosophy, pay levels may vary significantly from year to year and among our various executive officers. We expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers assuming relatively equal achievement of performance targets. See “Corporate Governance - Director and Officer Hedging and Pledging” for a full discussion of MarineMax’s hedging policy.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our pay-for-performance philosophy and have been consistent with our performance.  At our 2020 Annual Meeting of Shareholders, our shareholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our proxy statement related to our 2020 Annual Meeting of Shareholders.  Holders of approximately 18.0 million of our outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 97% of the votes cast on the say-on-pay proposal.  Our Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support and the overall effectiveness of our system, no material changes to our executive compensation philosophy, policies, and practices were necessary or desirable based on such vote results.

Role of the Compensation Committee and Chief Executive Officer

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of our Compensation Committee meetings, including meetings at which select other members of management and our compensation consultants may be present.  This enables our Compensation Committee to review the corporate and individual goals for the organization with the Chief Executive Officer. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of, and our goals and objectives for, the other executives.  Although the participation of the Chief Executive Officer enables him to potentially influence, suggest and advise on goals, performance targets, and objectives, including his own, the Compensation Committee rather than our Chief Executive Officer makes all final determinations or Board recommendations regarding setting individual and corporate goals, targets, objectives, and performance against such goals and targets.

The Compensation Committee reviews and approves or recommends to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers.  Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and establishes or recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year.  Our Compensation Committee together with our Chief Executive Officer annually assesses the performance of our other executive officers.  Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee approves or makes recommendations to our Board of Directors regarding the compensation of our other executive officers.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we periodically review compensation levels of companies that we deem to be similar to our Company, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. We use peer group information as a point of reference, but do not target our compensation levels against a specific percentile relative to our peer group.

On an annual basis, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants; our compensation consultants report directly to our Compensation Committee; and our compensation consultants do not perform any other services for our Company. For this fiscal year, the Committee received advice from Compensation Advisory Partners (“CAP”).

2020 Compensation Peer Group

As mentioned above, the Compensation Committee uses a peer group as a reference point in determining executive compensation levels. The peer group is also used when evaluating executive compensation design considerations. Our 2020 peer group was developed with the assistance of CAP based on the following criteria:

-	Company size, primarily defined by revenue (with consideration to market capitalization, total assets, and geography)
-	Companies that operate in similar businesses with a focus on specialty retail companies
-	Companies with similar products (e.g., high-ticket price durable products)

Brunswick Corporation	Sykes Enterprises, Incorporated	Big 5 Sporting Goods Corporation
LCI Industries	Kforce Inc.	Cavco Industries, Inc.
M/I Homes, Inc.	Callaway Golf Company	Sportsman’s Warehouse Holdings, Inc.
Vail Resorts, Inc.	H&E Equipment Services, Inc.	Ethan Allen Interiors Inc.
William Lyon Homes	Hibbett Sports, Inc.	Malibu Boats, Inc.
Winnebago Industries, Inc.	Sotheby’s

Elements of Compensation

Pay Component	Type of Pay	Description
Base Salary	Fixed

•Provides a stable source of income for NEOs

•We set base salaries at a level we believe to be sufficient to attract, retain, and motivate our executives

•Reviewed annually based on executive’s position, responsibilities, skills, and experience

Cash Incentive	Variable

•Performance-based compensation intended to reward NEOs for corporate results and is intended to reflect our pay-for-performance philosophy

•Performance criteria may include a wide range of factors, including pretax income for our consolidated Company or on a regional basis, customer satisfaction index, specific performance metrics, stock price performance, achievement of targeted results for various Company operations, expense management, market share, inventory management, earnings before interest, taxes, depreciation, and amortization, operating margin, working capital, cash, cash management, and debt-to-equity ratio

•2020 plan based on pretax income, aged inventory, and net promoter score

•Intended to align with shareholder interests

Stock Based Awards	Variable

•We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in shareholder value

•Awards provide opportunities for wealth creation and stock ownership that aid in attracting, motivating, and retaining key talent

•For 2020, equity awards granted in the form of 60% performance-based restricted stock units (“PBRSUs”) and 40% time-based restricted stock units (“TBRSUs”)

•For 2020, we granted two types of PBRSUs:

o2020 PBRSU awards based on pretax income percent and inventory aging

oLong-Term PBRSU awards based on specific three to five year financial and operational performance targets

•TBRSUs vest annually over three years and PBRSUs have a one-year performance period with an additional two years of vesting

Other Benefits	Benefits

•NEOs are eligible to participate in benefit programs designed for all of our full-time employees

•Programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, life insurance coverage, and Employee Stock Purchase Plan

Fiscal 2020 Compensation

Summary

We worked with our executive compensation consultants in connection with our fiscal 2020 incentive compensation program to maintain our long-standing pay-for-performance philosophy. Our base salaries for our named executive officers for fiscal 2020 generally were at the 50th percentile level or lower for our peer companies. The base salaries for our named executive officers increased in aggregate by approximately 7% from fiscal 2019 levels. Overall cash compensation for our named executive officers increased 14% from fiscal 2019 levels. Stock-based compensation for our named executive officers increased 43% from fiscal 2019. The total compensation increases were largely the result of certain performance objectives being earned at a higher threshold for fiscal 2020 as compared to fiscal 2019 and increased grants of PBRSUs for certain executives.

Base Salaries

Our named executive officers received base compensation for fiscal 2020 in accordance with their respective compensation plans as recommended by the Compensation Committee and approved by the Board of Directors.

Name	2019 Salary	2020 Salary	% Change
William H. McGill Jr.	$500,000	$500,000	No Change
W. Brett McGill	$520,000	$650,000	25%
Michael H. McLamb	$370,000	$370,000	No Change
Charles A. Cashman	$320,000	$320,000	No Change
Anthony E. Cassella, Jr.	$220,000	$220,000	No Change

Cash Incentive Compensation

For fiscal 2020, we established individual cash incentive compensation awards for Messrs. William H. McGill, W. Brett McGill, McLamb, Cashman, and Cassella. The cash compensation awards had targeted incentive cash compensation of 100%, 100%, 70%, 70%, and 45% of base salaries, respectively.  The performance objectives for NEOs for aged inventory (30% weighting), and net promoter score (20% weighting), are measured quarterly due to the seasonality aspect of our business. The performance objective for NEOs for pretax income (50% weighting) is measured annually with estimates paid quarterly.

As indicated below, bonus payouts of 50% may be earned if performance is at least 85% of target for pretax income, net promoter score, and aged inventory. Performance below the 85% threshold results in no payout. A maximum bonus of 200% may be earned if 140% of the target for pretax income and net promoter score is achieved, or if 115% of the target aged inventory is achieved. Payments for performance between threshold and target or between target and maximum are interpolated.

Metric	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Pretax Income	85%	100%	140%
Aged Inventory	85%	100%	115%
Net Promoter Score	85%	100%	140%

The quarterly and annual pretax income bonus target objectives for the fiscal 2020 quarters ended December 31, March 31, and June 30, and the fiscal year ended September 30, were approximately $6.5 million, $7.2 million, $25.8 million, and $50.8 million, respectively. The quarterly net promoter score bonus target objective was 10% for each quarter in fiscal 2020. We have not disclosed more information than the quantitative quarterly performance target objectives of the aged inventory bonus because we believe that such disclosure would cause us competitive harm in negotiating key business relationships. The target objectives were set based upon the prior year rolling three month average aged inventory per quarter which was historically low. At the time of setting the target performance objectives for the aged inventory bonus, the Compensation Committee believed that achieving these objectives would be challenging.

For each of our named executive officers the quarterly performance objectives were satisfied as follows:

Metric (weighting)	Q1	Q2	Q3	Q4	Full Fiscal Year
Pretax Income (50%)	200%	77%	200%	Not Applicable	200%
Aged Inventory (30%)	88%	165%	0%	0%	Not Applicable
Net Promoter Score (20%)	200%	200%	200%	200%	Not Applicable

Therefore, our NEOs received the following cash bonuses: Mr. William H. McGill - $794,877; Mr. W. Brett McGill - $1,033,340; Mr. McLamb - $411,746; Mr. Cashman - $356,105; and Mr. Cassella - $157,386.

Stock-Based Awards

For fiscal 2020, our stock-based incentive compensation grants for our named executive officers took the form of TBRSUs and PBRSUs, weighted 40% and 60%, respectively. The TBRSUs vest in three equal, annual installments over a three year period beginning on the date of grant and vesting on September 30 of each relevant year. The 2020 PBRSUs granted on December 3, 2019 included measurements for pretax earnings improvement and inventory aging, and were earned at the end of fiscal 2020.  The awards fully vest on September 30, 2022. In addition, we granted Long-Term PBRSUs on December 3, 2019, which are based on specific three to five year financial and operational performance targets related to certain NEOs’ role and responsibilities, and as such the actual amount earned for the Long-Term PBRSUs has not yet been determined.

For fiscal 2020, our Board of Directors granted TBRSUs and PBRSUs to the following NEOs:

Name	Time-Based RSUs	2020 PBRSUs at Target Performance	Long-Term PBRSUs at Target Performance
William H. McGill Jr.	9,656	14,484	Not Applicable
W. Brett McGill	31,382	47,073	Not Applicable
Michael H. McLamb	10,718	16,077	15,000
Charles A. Cashman	9,269	13,905	23,750
Anthony E. Cassella, Jr.	3,186	4,780	7,500

The 2020 PBRSUs and Long-Term PBRSUs above are the target amount of shares that may be earned under these awards, and the actual amount earned for the awards could range from 0% to 175% of the target number of shares. The actual amount earned for the 2020 PBRSUs based upon meeting certain inventory aging and leverage targets in fiscal 2020 was approximately 121% of the target amount of shares granted. The Long-Term PBRSUs are based on specific three to five year financial and operational performance targets related to the NEOs role and responsibilities, and as such the actual amount earned for the Long-Term PBRSUs has not been determined.

Deductibility of Executive Compensation

We take into account the tax effect of our compensation.  Section 162(m) of the Internal Revenue Code as modified by the Tax Reform Act of the passage of the Tax Cuts and Jobs Act legislation in December 2017, currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer, chief financial officer, and three other most highly compensated executive officers.  We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. We currently expect a portion of the compensation of our executive officers to exceed the deductibility threshold under Section 162(m) of the Internal Revenue Code.

Accounting Considerations

We account for stock-based awards in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 “Compensation - Stock Compensation” (ASC 718).  In determining stock-based awards, we consider the potential expense of those grants under ASC 718 and the impact on our earnings per share.

Policies for the Pricing and Timing of Stock-Based Grants

We set the price of all stock-based awards at the closing price of our stock on the New York Stock Exchange on the date of grant.  We grant the stock-based compensation at regularly scheduled meetings each year.  In the case of new hires, we generally grant stock-based awards on start dates, which are determined by the date the employee reports for service.

Employment Agreements

Each of Messrs. William H. McGill, W. Brett McGill, and Michael H. McLamb is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our Company and the employees as determined by our Board of Directors.  Each of the employment agreements provides for benefits in the event of certain changes in control of our Company. These arrangements have no effect on our compensation arrangements absent a change in control.  See “Executive Compensation — Employment Agreements” and “Executive Compensation - Potential Payments Upon Termination or Change in Control.”

Clawback

Our corporate governance guidelines include a “clawback” policy.  This policy provides that if any of our financial statements are required to be materially restated resulting from the fraudulent actions of any officer, our Board may direct that we recover all or a portion of any equity grant, any compensation award or any past or future compensation, other than base salary, from any such officer with respect to any year for which our financial results are adversely affected by such restatement.

Section 162(m)

Our compensation arrangements with certain of our executive officers exceeded the limits on deductibility under Section 162(m) during our fiscal year ended September 30, 2020.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years ended September 30, 2018, September 30, 2019, and September 30, 2020, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)
William H. McGill Jr.	2020	$500,000	$0	$400,000	$0	$794,877	$7,125	$1,702,002
Executive Chairman of the	2019	$500,000	$0	$400,007	$0	$714,487	$6,748	$1,621,242
Board	2018	$750,000	$0	$1,500,012	$0	$923,642	$6,895	$3,180,549

W. Brett McGill	2020	$650,000	$0	$1,299,999	$0	$1,033,340	$7,125	$2,990,464
Chief Executive Officer and	2019	$520,000	$0	$1,039,998	$0	$743,066	$7,000	$2,310,064
President	2018	$396,000	$0	$594,007	$0	$390,146	$6,938	$1,387,091

Michael H. McLamb	2020	$370,000	$0	$692,543	$0	$411,746	$7,000	$1,481,289
Executive Vice President,	2019	$370,000	$0	$444,001	$0	$370,104	$7,000	$1,191,105
Chief Financial Officer, and	2018	$350,000	$0	$419,995	$0	$301,723	$6,938	$1,078,656
Secretary

Charles A. Cashman	2020	$320,000	$0	$777,531	$0	$356,105	$9,185	$1,462,821
Executive Vice President	2019	$320,000	$0	$383,994	$0	$320,089	$7,000	$1,031,083
and Chief Revenue Officer	2018	$320,000	$0	$383,989	$0	$275,861	$6,938	$986,788

Anthony E. Cassella, Jr.	2020	$220,000	$0	$256,272	$0	$157,386	$8,686	$642,344
Vice President and Chief	2019	$220,000	$0	$132,001	$0	$141,468	$7,156	$500,625
Accounting Officer	2018	$220,000	$0	$131,947	$0	$121,921	$5,938	$479,806

(1)	The base salaries set forth in this column reflect any base salary adjustments for fiscal 2018, 2019, and 2020 for each of the named executive officers.
(2)

The amounts shown in this column represent the grant date fair value of RSU awards determined in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation,” (“ASC 718”) excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option and restricted stock awards are set forth in Note 12 to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2020. Each named executive officer forfeits the unvested portion, if any, of the officer’s RSUs if the officer’s service to our Company is terminated for any reason, except upon death, as may otherwise be determined by the Board of Directors or as provided in an employment agreement.

For the PBRSUs in this column that were awarded in fiscal 2020, assuming that the highest level of performance conditions will be achieved, the grant date fair value for each named executive officer would be as follows:

Name	Maximum Achievement Value ($)
William H. McGill Jr.	$420,000
W. Brett McGill	$1,365,000
Michael H. McLamb	$714,750
Charles A. Cashman	$1,231,700
Anthony E. Cassella Jr.	$262,875

For further information on these awards, see the Grants of Plan-Based Awards table of this proxy statement.

(3)

The amounts shown in this column constitute payments made under our fiscal 2018, 2019, and 2020 executive incentive bonus program. See “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards table for more information regarding our fiscal 2020 incentive compensation program.

(4)	Represents amounts paid to each named executive officer for the employer matching portion of our 401(k) plan.
(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended September 30, 2020.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards (4)

William H.	12/3/2019	$250,000	$500,000	$1,000,000	PBRSU		14,484	25,347		$240,000
McGill Jr.					TBRSU	—			9,656	$160,000

W. Brett	12/3/2019	$325,000	$650,000	$1,300,000	PBRSU		47,073	82,378		$780,000
McGill					TBRSU	—			31,382	$520,000

Michael H.	12/3/2019	$129,500	$259,000	$518,000	PBRSU		31,077	43,135		$514,946
McLamb					TBRSU	—			10,718	$177,597

Charles A.	12/3/2019	$112,000	$224,000	$448,000	PBRSU		37,655	74,334		$623,943
Cashman					TBRSU	—			9,269	$153,587

Anthony E.	12/3/2019	$49,500	$99,000	$198,000	PBRSU		12,280	15,865		$203,480
Cassella Jr.					TBRSU	—			3,186	$52,792

(1)

Represents potential threshold, target, and maximum performance-based compensation under our fiscal 2020 incentive compensation program. As noted in our 2011 Stock-Based Compensation Plan, the maximum amount that may be payable to any one participant as a performance award (payable in cash) is $5,000,000 per calendar year. Actual payments are reflected in the Summary Compensation table, and there are no future payouts related to these awards.  Our fiscal 2020 executive incentive compensation program is discussed under “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Incentive Compensation.”

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of PBRSUs granted in fiscal 2020.  For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis.”

(3)	The type of award refers to awards’ vesting criteria and related terms. “PBRSU” refers to performance-based RSU awards. “TBRSU” refers to time-based RSU awards.
(4)

The amounts shown in this column represent the grant date fair value for RSU awards granted to our named executive officers during the covered year calculated in accordance with ASC 718, excluding the effects of forfeitures.  The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 2020. We calculated the estimated value of each award based on the closing stock price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at September 30, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have	Market Value of Shares or Units of Stock That Have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Not Vested (2)	Not Vested (3)
	12/3/2019	—	—	—	—	6,438	$165,263
William H. McGill Jr.	12/3/2019	—	—	—	—	17,588	$451,484
	11/29/2018	—	—	—	—	2,559	$65,690
	11/29/2018	—	—	—	—	14,694	$377,195
	11/7/2013	39,690	—	$15.80	11/7/2023	—	—
	12/3/2019	—	—	—	—	20,923	$537,093
W. Brett McGill	12/3/2019	—	—	—	—	57,161	$1,467,323
	11/29/2018	—	—	—	—	6,652	$170,757
	11/29/2018	—	—	—	—	38,203	$980,671
	12/3/2019	—	—	—	—	7,146	$183,438
Michael H. McLamb	12/3/2019	—	—	—	—	19,523	$501,155
	12/3/2019					15,000	$385,050
	11/29/2018	—	—	—	—	2,840	$72,903
	11/29/2018	—	—	—	—	16,310	$418,678
	12/3/2019	—	—	—	—	6,180	$158,641
Charles A. Cashman	12/3/2019	—	—	—	—	16,884	$433,412
	12/3/2019					23,750	$609,663
	11/29/2018	—	—	—	—	2,457	$63,071
	11/29/2018	—	—	—	—	14,106	$362,101
	12/3/2019	—	—	—	—	2,125	$54,549
Anthony E. Cassella, Jr.	12/3/2019	—	—	—	—	5,804	$148,989
	12/3/2019					7,500	$192,525
	11/29/2018	—	—	—	—	845	$21,691
	11/29/2018	—	—	—	—	4,849	$124,474

(1)	Stock options granted on November 7, 2013 have 10-year option terms and cliff vest after three years.
(2)

Represents TBRSUs, 2020 PBRSUs, and Long-Term PBRSUs. The TBRSUs vest in three equal, annual installments over a three year period beginning on the date of grant and vesting on September 30 of each relevant year. The 2020 PBRSUs granted on December 3, 2019, were earned in fiscal 2020 based upon meeting certain inventory aging and pretax income percent targets and vest on September 30, 2022. The Long-Term PBRSUs granted on December 3, 2019 are based on specific three to five year financial and operational performance targets related to the NEOs’ role and responsibilities and have not yet been earned. The PBRSUs granted on November 29, 2018, were earned in fiscal 2019 based upon meeting certain inventory aging and pretax income percent targets and vest on September 30, 2021.

(3)

The market value of shares or units of stock that have not vested as reported in the table above is determined by multiplying the closing market price of our common stock on the last trading day of fiscal 2020 of $25.67 by the number of shares or units of stock that have not vested.

Option Exercises and Stock Vested

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during fiscal 2020.

OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
William H. McGill Jr.	111,785	$1,717,363	43,139	$1,107,378
W. Brett McGill	—	$—	31,906	$819,027
Michael H. McLamb	—	$—	16,873	$433,130
Charles A. Cashman	—	$—	15,109	$387,848
Anthony E. Cassella Jr.	—	$—	5,192	$133,279

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price times the number of options exercised.
(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date times the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan to any of our employees.  We do not offer a nonqualified deferred compensation plan to any of our employees.  Employees meeting certain requirements may participate in our 401(k) plan.

CEO Pay Ratio Disclosure

Under the rules requiring companies to disclose the ratio between the CEO total compensation to the total compensation of the median employee, the median-paid employee may be identified once every three years if there is no significant impact to the pay ratio disclosure. As there were no significant changes in our employee population or to the median-paid employee’s compensation arrangements in 2020 that would significantly affect the pay ratio disclosure, the employee representing the median-paid employee is the same employee selected for the fiscal year 2019 proxy statement. The ratio of CEO pay ($2,990,464) to the median worker pay ($50,999) is approximately 50:1. The ratio is a reasonable estimate, calculated in a manner consistent with applicable SEC rules.

To determine the median employee, we completed the data gathering and analysis for our over 1,700 employees. We utilized a measurement date of August 30, 2020, and used a total compensation definition that consisted of actual base pay earnings, overtime earnings, and bonuses paid to all employees from the beginning of the fiscal 2020 year through the measurement date. We annualized pay for those who commenced work or were on an unpaid leave of absence during 2020. This data was gathered for our entire workforce to identify the median employee, except that an exclusion was made for approximately 92 Fraser Yachts Group employees and Northrop & Johnson employees, who work primarily in Monaco and throughout Europe. Once the fiscal 2020 year ended, we gathered the median employee final total compensation utilizing the same methodology that is used for NEOs as set forth in the Summary Compensation Table to determine the ratio.

2011 Stock-Based Compensation Plan

Our 2011 Stock-Based Compensation Plan, or the 2011 Plan, was adopted by our Board of Directors in November 2010 and approved by our shareholders in January 2011. During February 2020, our shareholders approved a proposal to amend the 2011 Stock-Based Compensation Plan (“2011 Plan”) to increase the 3,200,456 share threshold by 1,000,000 shares to 4,200,456 shares. The 2011 Plan will remain in effect until February 20, 2030.

The 2011 Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

The terms of the 2011 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.

Subsequent to the February 2020 amendment described above, the total number of shares of our common stock that may be subject to awards under the 2011 Plan is equal to 4,000,000 shares, plus: (i) any shares available for issuance and not subject to an award under the 2007 Plan, which was 200,456 shares at the time of approval of the 2011 Plan; (ii) the number of shares with respect to which awards granted under the 2011 Plan and the 2007 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2011 Plan and the 2007 Plan, the number of shares that are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2011 Plan and the 2007 Plan. As of September 30, 2020, there were 1,275,415 shares of common stock available for issuance under the 2011 Plan.

The 2011 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986.  Under these limitations, no more than 50% of the total number of shares of our common stock reserved for issuance under the 2011 Plan may be granted to an individual during any fiscal year pursuant to awards granted under the 2011 Plan.  The maximum amount that may be payable to any one participant as a performance award (payable in cash) is $5,000,000 per calendar year.

No outstanding options may be repriced without shareholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price).  In addition, the 2011 Plan prohibits us from exchanging an outstanding option with an exercise above the then current fair market value of our common stock for cash, other awards, or other property.

In the event that a stock dividend, forward or reverse split, merger, consolidation, combination, or other similar corporate transaction or event affects our common stock, then the plan administrator will substitute, exchange, or adjust any or all of the following in a manner that precludes the enlargement or dilution of rights and benefits: (1) the kind and number of shares available under the 2011 Plan; (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph; (3) the kind and number of shares subject to all outstanding awards; (4) the exercise price, grant price, or purchase price relating to any award; and (5) any other affected terms of awards.

In the event that a dividend or other distribution (whether in cash or other property, but excluding a stock dividend), recapitalization, reorganization, spin-off, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2011 Plan; (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph; (3) the kind and number of shares subject to all outstanding awards; (4) the exercise price, grant price, or purchase price relating to any award; and (5) any other affected terms of awards.

The persons eligible to receive awards under the 2011 Plan consist of officers, directors, employees, and independent contractors.  However, incentive stock options may be granted under the 2011 Plan only to our employees, including our officers who are employees.

Our Board of Directors will administer the 2011 Plan unless it delegates administration of the 2011 Plan to one or more committees of our Board of Directors.  Together, our Board of Directors and any committee(s) delegated to administer the 2011 Plan are referred to as the plan administrator.  If a committee is delegated to administer the 2011 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by the New York Stock Exchange or any other national securities exchange on which any of our securities may be listed for trading in the future.  Subject to the terms of the 2011 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2011 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2011 Plan.  The plan administrator may amend the terms of outstanding awards, in its discretion.  Any amendment that materially adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2011 Plan and all awards shall become fully vested, exercisable and all restrictions shall lapse upon a change in control that is not approved by our Board of Directors.  In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control.  The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason” as defined in the 2011 Plan.

To the extent we undergo a corporate transaction (as defined in the 2011 Plan), the 2011 Plan provides that outstanding awards may be assumed, substituted for, or continued in accordance with their terms.  If the awards are not assumed, substituted for, or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction.  The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the awards contingent on the corporate transaction.  With respect to a corporate transaction which is not a change in control, awards under the 2011 Plan must be assumed, continued, or substituted for.

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2011 Plan or the plan administrator’s authority to grant awards without further shareholder approval, except shareholder approval will be obtained for any amendment or alteration if such approval is deemed necessary or advisable by our Board of Directors or any amendment for which shareholder approval is required by law or the primary stock exchange on which our common stock trades.  Unless earlier terminated by our Board of Directors, the 2011 Plan will terminate on the earlier of: (1) ten years after the approval of an increase in the number of shares reserved under the 2011 Plan by our Board of Directors in 2020 or (2) such time as no shares of our common stock remain available for issuance under the 2011 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2011 Plan.  Amendments to the 2011 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

The 2011 Plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award.  To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the 2011 Plan with or without shareholder approval.

As of September 30, 2020, there were outstanding issued but unexercised options to acquire 196,329 shares of our common stock at an average exercise price of $12.12 per share under the 2007 Plan and the 2011 Plan.

Employee Stock Purchase Plan

Our Board of Directors adopted and our shareholders approved the 2008 Employee Stock Purchase Plan, or 2008 ESPP, in 2008 (shareholders have since approved amendments at our 2012 annual meeting and our 2019 annual meeting to increase the total number of shares available).  Our 2008 ESPP is designed to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock.  The 2008 ESPP is administered by a committee of the Board of Directors.  The 2008 ESPP will remain in effect until December 31, 2027.

We believe that the 2008 ESPP represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of our compensation program.  The 2008 ESPP provides such individuals with an opportunity to acquire a proprietary interest in our Company and thereby align their interests with the interests of our other shareholders and give them an additional incentive to use their best efforts for the long-term success of our Company.

The 2008 ESPP permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive offering periods.  Employees may purchase shares of common stock pursuant to the 2008 ESPP at a purchase price equal to the lower of: (i) 85% of the closing price of our common stock on the first day of the offering period or (ii) 85% of the closing price of our common stock on the last day of the applicable offering period.  Each annual offering may, in the discretion of the Plan Committee, be divided into two six-month offerings commencing on October 1 and April 1, respectively, and terminating six months thereafter (March 31 or September 30, as the case may be).

Subject to adjustment upon changes in capitalization of our Company, the number of shares of common stock that may be issued under the 2008 ESPP initially was 552,837, consisting of 500,000 shares under the 2008 ESPP plus 52,837 shares that were reserved for issuance under the 1998 ESPP that were not purchased as of the expiration of the 1998 ESPP.  At our 2012 annual meeting, our shareholders approved an amendment to the 2008 ESPP to increase the total number of shares available for purchase under the 2008 ESPP from 552,837 to 1,052,837. At our 2019 annual meeting, our shareholders approved an amendment to the 2008 ESPP to increase the total number of shares available for purchase under the 2008 ESPP from 1,052,837 to 1,552,837.  If any change is made in the stock subject to the 2008 ESPP or subject to any outstanding options under the 2008 ESPP (through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or similar transaction), appropriate and proportionate adjustments may be made by the Plan Committee (as defined below) in the number and type of shares of common stock that are subject to purchase under outstanding options and to the option price applicable to such outstanding options.

An employee who has completed one year of service with our Company will be eligible to participate in the 2008 ESPP.  An employee may not participate in the 2008 ESPP if: (i) immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the 2008 ESPP, possessing 5% or more of the total combined voting power or value of our common stock or (ii) participation in the 2008 ESPP would permit such employee’s rights to purchase common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of the common stock for each calendar year in which such option is outstanding.

At the time an employee becomes a participant in the 2008 ESPP, the employee may elect payroll deductions of up to 10% of such employee’s compensation for each pay period during an offering.  Participants may not reduce or increase future payroll deductions during an offering period.  All payroll deductions made by each participant will be credited to an account set up for that participant under the 2008 ESPP.  The Plan Committee may, prior to the beginning of an offering period, limit the percentage of compensation that an employee may contribute to his or her account.

Participation in the 2008 ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions.  Accordingly, future purchases under the 2008 ESPP are not determinable.  Non-employee members of the Board of Directors are not eligible to participate in the 2008 ESPP.

A participant in the 2008 ESPP may withdraw all of the payroll deductions credited to such participant’s account under the 2008 ESPP by giving us written notice at any time prior to the last five days of an offering period.  If a participant withdraws from an offering period, he or she may not participate in that offering but may participate in any succeeding offering under the 2008 ESPP or in any similar plan that we may adopt.

Upon termination of a participant’s employment for any reason, other than death or permanent disability (as defined in the Internal Revenue Code), the payroll deductions credited to such participant’s account will be returned to the participant.  If the participant’s employment terminates due to death or permanent disability, the participant or the participant’s beneficiary will have the right to elect: (i) to withdraw all of the payroll deductions credited to the participant’s account under the 2008 ESPP or (ii) to exercise the participant’s option on the next offering termination date and purchase the number of shares of common stock that the accumulated payroll deductions in the participant’s account will purchase at the applicable option price.  Any excess in the participant’s account will be returned to the participant or his or her beneficiary, without interest.  In the event that we receive no notice of election from the participant or his or her beneficiary, the participant or his or her beneficiary will be deemed to have elected to exercise the participant’s option.

The 2008 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code.  Under these provisions, no income will be taxable to a participant until the shares purchased under the 2008 ESPP are sold or otherwise disposed of.  Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.  If the shares are sold or otherwise disposed of more than: (a) two years from the first day of the offering period, and (b) more than one year from the date of transfer of the shares to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period.  Any additional gain will be treated as long-term capital gain.  If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the price at which the participant purchased the shares under the 2008 ESPP.

Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.  We will not be entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants as a result of a sale or disposition of shares prior to the expiration of the holding periods described above.

The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award.  To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan with or without shareholder approval.

As of September 30, 2020, there were 535,274 shares of common stock available for purchase under the 2008 ESPP.

Employment Agreements

On November 29, 2018, we entered into amendments to the employment agreement with each of William H. McGill Jr. and Michael H. McLamb.  The amended employment agreements provide for a base salary of $500,000 for Mr. McGill and $370,000 for Mr. McLamb, subject to adjustment from time to time.  Each employment agreement provides for a bonus or other incentive compensation based upon the performance of our Company and the executive and such other factors as determined to be relevant by our Board of Directors or Compensation Committee.  In connection with their employment, each of the executives may also receive options to purchase common stock or other stock-based compensation.  Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers.  Each employment agreement contains a covenant not to compete with our Company or solicit our employees or customers during the period of his employment and for a period equal to the greater of two years immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions.

The employment agreements do not specify a time period for employment, and we and the executive may each terminate the executive’s employment at any time.  If we terminate either of the executives without “good cause” or either of them terminates his employment with “good reason” or upon a “change in control” of our Company that is not approved by at least two-thirds of our directors or does not provide the executive with the same position he had with us immediately prior to the change of control, as such terms are defined in the respective agreements, the terminated executive will receive an amount equal to the average of his base salary and bonus in the two fiscal years prior to termination (in a lump sum in the event of a change in control), for a period of three years after the effective date of termination in the case of Mr. McGill and 18 months after the effective date of termination in the case of Mr. McLamb; their stock options will vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and other stock-based compensation will not be subject to forfeiture or repurchase, subject in each case to certain exceptions; and the benefits and insurance coverage will continue for three years after termination in the case of Mr. McGill.

In the event of his death, the agreement with Mr. McGill provides for a payment of $750,000 to his estate, for a six-month continuation of health, hospitalization, and similar benefits to Mr. McGill’s dependent family members, and for all stock options to vest and be exercisable for their full term and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.  In the event of the death of Mr. McLamb, the agreement provides for a payment of $550,000 to the estate of Mr. McLamb and for all stock options to vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.

In the event of the Company’s termination of Mr. McGill’s and Mr. McLamb’s employment without Good Cause (as defined in the Amended Employment Agreement) or Mr. McGill or Mr. McLamb terminates his employment with Good Reason (as defined in the Amended Employment Agreement), all restricted stock or restricted stock units (or other comparable forms of equity compensation, if any) which are subject to performance conditions for vesting, shall be fully vested and treated as if the performance conditions for such award had been fully met at target and shall not be subject to any risk of forfeiture or repurchase as of the date of termination.

In the event of disability, the employment agreement of each executive provides for the payment in a lump sum of the average of his base salary and bonus in the two fiscal years prior to disability for one year and for all stock options to vest and be exercisable for up to full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.  Mr. McGill’s employment agreement provides for retirement benefits if Mr. McGill retires upon his decision or our request upon reaching the age of 80, consisting of the payment to Mr. McGill for two years of an amount equal to 50% of the average of the base salary and bonus paid to him for the two fiscal years prior to retirement, the continuation of life insurance benefits for a period of three years after retirement, the vesting and continuation of stock options for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences), and the vesting and termination of any forfeiture or repurchase provisions of other stock-based compensation.

If any of the payments or benefits received or to be received by Mr. McGill or Mr. McLamb (including, without limitation, any payment or benefits received in connection with a change in control or termination of Mr. McGill or Mr. McLamb’s employment constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”)), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Mr. McGill or Mr. McLamb will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.  A “change in control” would include a merger or consolidation of our Company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the Board of Directors of our Company, or acquisitions of more than 20% of our common stock, subject to certain limitations.

The Company entered into an employment agreement with Mr. W. Brett McGill, dated November 29, 2018 (the “Employment Agreement”), which sets forth the terms of Mr. W. Brett McGill’s service as the Company’s President and Chief Executive Officer. Pursuant to the Employment Agreement, the Company will pay Mr. W. Brett McGill a base salary of at least $520,000 annually (subject to annual review by the Board (or a committee of the Board)). Mr. W. Brett McGill will be eligible to receive a bonus or other incentive compensation as may be determined by the Board or a committee of the Board based upon such factors as the Board or such committee may consider in its sole discretion. In addition, the Employment Agreement contains customary covenants regarding confidentiality, non-competition, non-solicitation, and non-interference.

The Company and Mr. W. Brett McGill may each terminate his employment at any time. If the Company terminates Mr. W. Brett McGill’s employment without “good cause” or he terminates his employment with “good reason” or upon a “change in control” of the Company that is not approved by at least two-thirds of our directors or does not provide him with the same position he had with the Company immediately prior to the change of control, as such terms are defined in the agreement, Mr. W. Brett McGill will receive an amount equal to the average of his base salary and bonus in the two fiscal years prior to termination (in a lump sum in the event of a change in control), for a period of thirty months after the effective date of termination; his stock options will vest and be exercisable for up to their full term (or for such shorter period of time that would not cause Mr. W. Brett McGill any adverse tax consequences); his restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) will vest (at target), whether subject to performance conditions or not, and shall not be subject to any risk of forfeiture or repurchase as of the date of termination, and other stock-based compensation will not be subject to forfeiture or repurchase, subject in each case to certain exceptions. In the event of Mr. W. Brett McGill’s death, the Employment Agreement provides for a payment of $1.0 million to his estate; for all stock options to vest and be exercisable for their full term; and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions. In the event of Mr. W. Brett McGill’s disability, the Employment Agreement provides for the payment in a lump sum of the average of his base salary and bonus in the two fiscal years prior to disability for one year; for all stock options to vest and be exercisable for up to full term (or for such shorter period of time that would not cause the executive any adverse tax consequences); and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.  If any payments to Mr. W. Brett McGill upon his termination are subject to the excise tax imposed under Section 4999 of the Code, then such payments shall be reduced in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code until no amount payable to Mr. W. Brett McGill will be subject to such excise taxes.

Severance Policy for Key Executives

On November 27, 2012, our Board of Directors adopted a Severance Policy for Key Executives, or the Severance Policy.  Under the Severance Policy, for each executive designated in writing by the Board or the Compensation Committee of the Board, for a 12-month period following employment termination by our Company without good cause or by the covered executive for good reason (each as defined in the Severance Policy), we will pay an amount equal to the average of the base salary and cash bonus paid to the covered executive for the two prior full fiscal years on such dates as would otherwise be paid by our Company, as well as the COBRA premium for coverage under our medical plan for the covered executive and his or her dependents.  All stock options and RSUs held by a covered executive shall continue to vest and shall be exercisable for 12 months following employment termination.  A covered executive shall also be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through the date of employment termination.

The Severance Policy shall not be applicable to any executive who is a party to a separate employment, severance, change of control, or similar agreement with our Company. None of our executives are covered under the Severance Policy as of September 30, 2020.

Potential Payments Upon Termination, Change of Control, Death or Disability

The following tables show the potential payments upon a hypothetical termination or a change of control for those of our NEOs with employment agreements on September 30, 2020.

William H. McGill Jr.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/20	Involuntary Not for Cause Termination on 9/30/20	For Cause Termination on 9/30/20	Involuntary for Good Reason Termination (Change of Control) on 9/30/20	Death on 9/30/20	Disability on 9/30/20
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards (1)	$—	$405,458	$—	$405,458	$405,458	$405,458
Benefits and Perquisites:
Cash severance	$—	$3,764,046	$—	$3,764,046	$750,000	$1,254,682
Health and welfare benefits	$—	$29,654	$—	$29,654	$4,940	$—
Other	$—	$—	$—	$—	$—	$—

W. Brett McGill

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/20	Involuntary Not for Cause Termination on 9/30/20	For Cause Termination on 9/30/20	Involuntary for Good Reason Termination (Change of Control) on 9/30/20	Death on 9/30/20	Disability on 9/30/20
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards (1)	$—	$1,235,414	$—	$1,235,414	$1,235,414	$1,235,414
Benefits and Perquisites:
Cash severance	$—	$3,683,008	$—	$3,683,008	$1,000,000	$1,473,203
Health and welfare benefits	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—

Michael H. McLamb

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/20	Involuntary Not for Cause Termination on 9/30/20	For Cause Termination on 9/30/20	Involuntary for Good Reason Termination (Change of Control) on 9/30/20	Death on 9/30/20	Disability on 9/30/20
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards (1)	$—	$625,692	$—	$625,692	$625,692	$625,692
Benefits and Perquisites:
Cash severance	$—	$1,141,388	$—	$1,141,388	$550,000	$760,925
Health and welfare benefits	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—

(1)

Amounts represent the dollar amounts that would be recognized for financial statement reporting purposes with respect to the unamortized grant date fair value of stock options and RSUs determined in accordance with ASC 718.

The tables above reflect the amount of compensation to Messrs. William H. McGill, W. Brett McGill, and McLamb in the event of a hypothetical termination of such executive’s employment on September 30, 2020.  The amount of compensation payable to Messrs. William H. McGill, W. Brett McGill, and McLamb upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a change of control, and in the event of disability or death of the executive is shown above.  The amounts shown for each Messrs. William H. McGill, W. Brett McGill, and McLamb assume that such termination was effective as of September 30, 2020, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out by the Company to the executives in a lump sum upon their termination. Amounts related to stock options assume a price of $25.67, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 30, 2020, the last trading day of fiscal 2020. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our Company.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

Our articles of incorporation provide that no director of our Company will be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Florida Business Corporation Act.  The effect of this provision in the articles of incorporation is to eliminate the rights of our Company and our shareholders, either directly or through shareholders’ derivative suits brought on behalf of our Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Florida law.

In addition, we have adopted provisions in our Bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our Company against expenses and certain other liabilities arising out of their conduct on behalf of our Company to the maximum extent and under all circumstances permitted by law.  Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 1998 and 2007 Incentive Compensation Plans and 2011 Stock-Based Compensation Plan and the purchase of shares under our 1998 and 2008 Employee Stock Purchase Plans as of September 30, 2020.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders (1)	1,098,960	$2.17	1,810,689
Equity Compensation Plans Not Approved by Shareholders	─	─	─
Total	1,098,960		1,810,689

(1)	Includes 902,631 shares of common stock that are subject to unvested restricted stock awards.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Policy Relating to Certain Transactions

We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our shareholders, as provided for under Florida law.  Our Board of Directors as a whole or, in certain cases when appropriate, a committee of the Board of Directors consisting solely of independent directors, determines whether a director or officer has a direct or indirect (i.e., any) financial interest in a transaction deemed material based upon the Company’s Code of Business Conduct and Ethics and Florida law.  The policy with respect to such transactions is provided in our Company’s Code of Business Conduct and Ethics.

Family Relationships

W. Brett McGill, currently our Chief Executive Officer and President, is the son of William H. McGill Jr., our Executive Chairman of the Board and Director. In November 2012, our Board of Directors appointed Mr. W. Brett McGill as an executive officer of our Company.  Accordingly, compensation decisions relating to Mr. W. Brett McGill are performed in the same manner as for our other executive officers, as described under “Compensation Discussion and Analysis.”  Prior to this appointment, compensation decisions relating to Mr. W. Brett McGill were performed in the same manner as other employees throughout our Company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

December 30, 2020	Respectfully submitted,

Clint Moore, Chairman
Charles R. Oglesby
Joseph A. Watters
George E. Borst
Rebecca White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended September 30, 2020, our Compensation Committee consisted of Clint Moore, Charles R. Oglesby, Joseph A. Watters, George Borst, and Rebecca White.  None of these committee members had any contractual or other relationships with our Company during their terms as committee members during such fiscal year.

DIRECTOR COMPENSATION

Employees of our Company do not receive compensation for serving as members of our Board of Directors.  Directors who are employees of our Company are eligible to receive stock-based compensation pursuant to our 2011 Stock-Based Compensation Plan.

As of October 1, 2020 each non-employee director receives a quarterly director’s fee of $15,000, which is paid in cash, shares of common stock, or a combination of cash and shares of common stock at the election of the director.  The Chairman of the Audit Committee receives an additional annual fee of $25,000, and other members of the Audit Committee receive an additional annual fee of $7,500; the Chairman of the Compensation Committee receives an additional annual fee of $17,500, and other members of the Compensation Committee receive an additional annual fee of $5,000; the Chairman of the Nominating/Corporate Governance Committee receives an additional annual fee of $10,000, and other members of the Nominating/Corporate Governance Committee receive an additional annual fee of $3,000; and the Lead Independent Director receives an additional annual fee of $30,000.  Under our 2011 Stock-Based Compensation Plan, non-employee directors each receive a grant of options to acquire 5,000 shares of our common stock on the last day of the current fiscal quarter in which they are first elected as directors of our Company, which vest at a rate of 33% per year beginning on the applicable grant date.  Non-employee directors also currently receive 5,000 shares of common stock each year, which vest one year after the applicable grant date.  We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees.  We also encourage our directors and their spouses, when applicable, to attend, at our cost, special corporate events with our employees, suppliers, and others.

The following table sets forth the compensation paid by us to non-employee directors for the fiscal year ended September 30, 2020.  Messrs. William H. McGill, W. Brett McGill, and McLamb do not receive any compensation for service on our Board of Directors.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3) (4)	Total
Clint Moore	$115,000	$82,850	$197,850
George E. Borst	$36,285	$82,850	$119,135
Hilliard M. Eure III	$88,000	$82,850	$170,850
Evelyn V. Follit	$70,500	$82,850	$153,350
Charles R. Oglesby	$—	$82,850	$82,850
Joseph A. Watters	$37,539	$82,850	$120,389
Rebecca White	$27,233	$82,850	$110,083

(1)

As of September 30, 2020, the following directors had outstanding options: Mr. Moore – 5,000 options; Mr. Watters – 50,000 options; Mr. Borst – 5,000 options; and Ms. White – 5,000. As of September 30, 2020, the following directors had outstanding common stock issuable upon vesting of RSUs: Mr. Eure – 5,000 RSUs; Mr. Moore – 5,000 RSUs; Ms. Follit – 5,000 RSUs; Mr. Oglesby – 5,000 RSUs; Mr. Watters – 5,000 RSUs; and Mr. Borst – 5,000 RSUs.

(2)

Messrs. Borst, Oglesby, Watters, and Ms. White elected to receive shares of our common stock with a value of $36,215, $68,000, $37,461, and $40,767, respectively, in lieu of an equivalent amount of cash pursuant to their annual retainers.

(3)

The amounts shown in this column reflect the grant date fair value of stock option and common stock awards determined in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation,” excluding the effects of forfeitures.  The assumptions used in determining the grant date fair value of these awards are set forth in Note 11 to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2020.  The aggregate grant date fair value of the stock options and common stock granted to our non-employee directors during fiscal 2020 was approximately $579,950.  For further information on these awards, see the Grants of Plan-Based Awards table in the “Executive Compensation” section of this proxy statement.

(4)	No director stock options expired in fiscal 2020.

Our Team Member Discount Policy enables our directors to purchase products and services from us at a discount available to all of our full time employees, subject to the restrictions set forth in the plan.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, currently consisting of four directors.  All of the members of the Committee must be “independent” of our Company and management, as independence is defined in applicable rules of the New York Stock Exchange and the Securities and Exchange Commission listing standards.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our Company’s independent auditor and internal audit function.  The primary responsibilities of the Committee include overseeing our Company’s accounting and financial reporting process and audits of the financial statements of our Company.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.  Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the Securities and Exchange Commission, and amended rules of the New York Stock Exchange.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management and the independent auditor.  The Committee discussed with the independent auditor the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board, and other applicable regulations. In addition, the Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Committee also discussed with the independent auditor the independent auditor’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The Committee discussed with our independent auditor the overall scope and plans for its audit.  The Committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.  The Committee held nine meetings during fiscal 2020.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee of our Board of Directors.

December 30, 2020

Hilliard M. Eure III, Chairman
Evelyn V. Follit
Clint Moore
George E. Borst

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date for (i) all directors, our Chief Executive Officer, and our other named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and the named executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)		Percent (2)
Directors and Executive Officers:
William H. McGill Jr.	343,016	(3)	1.6%
W. Brett McGill	68,044	(4)	*
Michael H. McLamb	83,002	(5)	*
Charles A. Cashman	34,474	(6)	*
Anthony E. Cassella Jr.	15,139	(7)	*
Clint Moore	30,000	(8)	*
George E. Borst	33,375	(9)	*
Hilliard M. Eure III	21,500	(10)	*
Evelyn V. Follit	26,390	(11)	*
Charles R. Oglesby	37,838	(12)	*
Joseph A. Watters	123,832	(13)	*
Rebecca White	20,676	(14)	*
All directors and executive officers as a group (12 persons)	837,286		3.8%

5% Shareholders:
BlackRock, Inc.	3,806,353	(15)	17.2%
Eagle Asset Management, Inc.	2,648,660	(16)	12.0%
Dimensional Fund Advisors LP	2,137,700	(17)	9.7%
The Vanguard Group, Inc.	1,518,441	(18)	6.9%

*	Less than 1%.
(1)

Unless otherwise indicated, all persons listed can be reached at our Company offices at 2600 McCormick Drive, Suite 200, Clearwater, Florida 33759, and have sole voting and investment power over their shares.

(2)

The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised and restricted stock that may vest within 60 days after the Record Date (December 21, 2020).  In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other shareholder.

(3)	Amount excludes 56,307 shares of common stock issuable upon vesting of RSUs.
(4)	Amount excludes 168,117 shares of common stock issuable upon vesting of RSUs.
(5)	Amount excludes 78,477 shares of common stock issuable upon vesting of RSUs.
(6)	Amount excludes 78,216 shares of common stock issuable upon vesting of RSUs.
(7)	Amount excludes 25,820 shares of common stock issuable upon vesting of RSUs.
(8)	Includes 5,000 shares issuable upon the exercise of stock options. Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(9)	Includes 5,000 shares issuable upon the exercise of stock options. Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(10)	Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(11)	Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(12)	Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(13)	Includes 40,000 issuable upon the exercise of stock options. Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(14)	Includes 5,000 issuable upon the exercise of stock options. Amount excludes 5,000 shares of common stock issuable upon vesting of RSUs.
(15)

Represents an aggregate of 3,806,353 shares of common stock beneficially owned by BlackRock, Inc., in its capacity as a parent holding company on behalf of certain of its subsidiaries. BlackRock, Inc. has sole voting power over 3,692,231 shares and dispositive power over 3,806,353 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(16)

Represents an aggregate of 2,648,660 shares of common stock beneficially owned by Eagle Asset Management, Inc. Eagle Asset Management, Inc. has sole voting power and dispositive power over all such shares.  The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(17)

Represents an aggregate of 2,137,700 shares of common stock beneficially owned by Dimensional Fund Advisors LP in its capacity as investment adviser on behalf of its clients.  Dimensional Fund Advisors LP has sole voting power over 2,076,894 shares and sole dispositive power over 2,137,700 shares.  The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(18)

Represents an aggregate of 1,518,441 shares of common stock beneficially owned by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power over 22,540 shares, shared voting power over 1,632 shares, sole dispositive power over 1,497,212 shares, and shared dispositive power over 21,229 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and related rules issued by the SEC, require that we provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 13.  Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives.  This program links cash incentive compensation to the achievement of pre-established corporate financial performance objectives and provides long-term stock-based incentive compensation intended to focus our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders.  The following is a summary of some of the key points of our executive compensation program.  We urge our shareholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries.  We target base salaries at levels intended to enable us to attract, motivate, and retain highly qualified executives, with base salaries generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of performance-based incentive bonuses.  From fiscal 2018 to fiscal 2019, for the named executives officers that were reported in either year and employed during both years, base salaries decreased, on average, 4%, including base salary increases for officers who assumed additional responsibilities.  From fiscal 2019 to fiscal 2020, using the same parameters, base salaries increased, on average, 7%.

We maintain a performance-based cash incentive compensation program.  We annually establish a performance-based cash incentive compensation program designed to reward individuals for performance based on certain aspects of our Company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building shareholder value.  Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk.

Our stock-based compensation program is designed to align the interests of our management and the interests of our shareholders.  We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in shareholder value.  Grants of stock-based awards to our executive officers enable those executives to develop and maintain a meaningful ownership position in our common stock.  Among other factors, the amount of stock-based awards granted takes into account stock-based awards previously granted to an individual.  Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our shareholders in general benefit from stock price appreciation.  Grants of stock-based awards also are intended to align compensation with the price performance of our common stock.  Historically, our stock-based compensation has been through the grant of stock options and RSUs.  Stock-based compensation typically vests over a period of years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned.

Independent Compensation Consultant.  From time to time, the Compensation Committee retains and works closely with independent executive compensation firms (during 2020, the Compensation Committee retained CAP), in the design and implementation of its annual executive compensation program. CAP provides no other services to our Company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is intended to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

The following resolution is submitted for a shareholder vote at the annual meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement.

We currently hold our say-on-pay vote every year.  Shareholders have an opportunity at this annual meeting to cast an advisory vote on the frequency of say-on-pay votes. They will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes every six years.  The next advisory vote on the frequency of the say-on-pay vote will occur no later than the 2024 annual meeting of shareholders.

The say-on-pay vote is advisory, and therefore not binding on our Company, our Compensation Committee, or our Board of Directors.  Although non-binding, the vote will provide valuable information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending September 30, 2021, and recommends that shareholders vote in favor of the ratification of such appointment. KPMG has served as our independent auditor continuously since 2013. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  We anticipate that representatives of KPMG will be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended September 30, 2019 and 2020, by KPMG are as follows:

	2019	2020
Audit fees	$555,000	$589,250
Audit-related fees	$0	$0
Tax fees	$41,726	$41,000
All Other fees	$0	$0

Fees for audit services include fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, the reviews of our quarterly reports and other filings with the SEC.  Tax fees included tax compliance and consulting services.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor.  Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee.  Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval.  The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the primary purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting.  The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by KPMG described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Shareholders of the Appointment of Independent Auditor

Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021, will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposals that are intended to be presented by shareholders at the annual meeting of shareholders for the fiscal year ending September 30, 2021, must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting.  Under Rule 14a-8 of the Exchange Act, a shareholder who intends to present a proposal at the 2022 Annual Meeting and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Company Secretary no later than September 1, 2021. Any proposals received after this date will be considered untimely under Rule 14a-8. In addition, a shareholder may nominate persons for election as a director or introduce any other item of business at an annual meeting of shareholders by complying with the requirements in our Bylaws. To be timely under these procedures, notice of such nomination or business related to our 2022 Annual Meeting of Shareholders must comply with the requirements in our Bylaws and must be received by us: (a) no earlier than October 28, 2021 and no later than November 27, 2021; or (b) if the annual meeting is more than 30 days before, or more than 70 days after, February 25, 2022, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2021, except in circumstances where: (i) we receive notice of the proposed matter no later than November 15, 2021, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

All proposals must comply with all of the requirements of Rule 14a-8 or our Bylaws, as applicable. Any written proposals may be mailed with attention to our Company Secretary at MarineMax, Inc., 2600 McCormick Drive, Suite 200, Clearwater, Florida 33759.

OTHER MATTERS

We know of no other matters to be submitted at the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: December 30, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MARINEMAX, INC. 2600 MCCORMICK DRIVE SUITE 200 CLEARWATER, FLORIDA 33759 D28510-P45528 MARINEMAX, INC. The Board of Directors recommends a vote "for" each director nominee and "for" the approval of proposals 2 and 3. 1. Election of Directors, each to serve for a three-year term expiring in 2024. For Against Abstain Abstain Against For Nominees: 3. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our Company for the fiscal year ending September 30, 2021. ! ! ! ! ! ! 1a. William H. McGill Jr. ! ! ! 1b. Charles R. Oglesby ! ! ! 1c. Rebecca White And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. ! ! ! 2. To approve (on an advisory basis) our executive compensation ("say-on-pay"). NOTE: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF THE THREE DIRECTORS NAMED ABOVE, EACH TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2024, FOR PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. No Yes ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on February 25, 2021:The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. D28511-P45528 This Proxy is Solicited on Behalf of the Board of Directors MARINEMAX, INC. 2021 ANNUAL MEETING OF SHAREHOLDERS The undersigned shareholder of MARINEMAX, INC., a Florida corporation, hereby acknowledges receipt of the notice of Annual Meeting of Shareholders and proxy statement, each dated December 30, 2020, and hereby appointsMichael H. McLamb and Anthony E. Cassella, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Shareholders of MARINEMAX, INC., to be held on Thursday, February 25, 2021, at 8:00 a.m., local time, at 2600 McCormick Drive,Suite 200, Clearwater, Florida 33759 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE DIRECTORS, EACH TO SERVEFOR A THREE-YEAR TERM EXPIRING IN 2024, "FOR" THE APPROVAL (ON AN ADVISORY BASIS) OF OUR EXECUTIVE COMPENSATION ("SAY-ON-PAY"), AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE INDEPENDENT AUDITOR OF OUR COMPANY FOR THE FISCAL YEAR ENDINGSEPTEMBER 30, 2021. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. FOR ADDRESS CHANGES AND/OR COMMENTS, PLEASE CALL 727-531-1700 OR E-MAIL INVESTORRELATIONS@MARINEMAX.COM. Continued and to be signed on reverse side